EXHIBIT 5.1

                     LEGAL OPINION OF HOGAN & HARTSON L.L.P.




                                                                 August 7, 2000
Board of Directors
Troy Financial Corporation
32 Second Street
Troy, New York 12180

Re: The Troy Savings Bank 401(k) Savings Plan in RSI Retirement Trust Registration Statement on Form S-8

Gentlemen:

                  We are acting as special counsel to Troy Financial Corporation, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the proposed offering of up to 27,600 shares of the Company's common stock, par value $.0001 per share, all of which shares (the "Shares") are to be sold by the Company through The Troy Savings Bank 401(k) Savings Plan in RSI Retirement Trust (the "Plan"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

                  1. An executed copy of the Registration Statement.

                  2. The  Certificate  of  Incorporation  of  the  Company,   as
                     certified by the Vice President of the Company on the date hereof as then being complete, accurate and in effect.

                  3. The  Bylaws  of the  Company,  as  certified  by  the  Vice
                     President of the Company on the date hereof as then being complete, accurate and in effect.

                  4. The Plan.

                  5. Resolutions  of the  Board  of  Directors  of  the  Company
                     adopted on January 28, 1999 and March 25, 1999, as certified by the Vice President of the Company on the date hereof as then being complete, accurate and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

                  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                  This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

                  Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares to be issued pursuant to the terms of the Plan have been duly authorized and upon issuance thereof against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable under the Delaware General Corporation Law, as amended.

                  This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

                  We hereby  consent  to the  filing of this  opinion  letter as
Exhibit 5 to the Registration Statement. In giving this opinion and consent, we do not admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.



                                                     Very truly yours,


                                                     /s/ HOGAN & HARTSON L.L.P.